September 30, 2003

Mr. John Y. Keffer
Chairman
Board of Trustees
Forum Funds
Two Portland  Square
Portland, Maine 04102

         RE:      Contractual Waivers and Reimbursements

Dear John:

         Brown Investment Advisory Incorporated (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses for BrownIA Small-Cap Growth Fund (the "Fund"), a series of the Forum Funds (the "Trust"), does not exceed 1.25%, 1.50%, 2.00% and 2.00% for Institutional Shares, A Shares, B Shares and C Shares, respectively.

         This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on September 30, 2004.

                                      Very truly yours,

                                      Brown Investment Advisory Incorporated

                                      By:      /s/ David M. Churchill
                                                   David M. Churchill
                                                   Chief Financial Officer